Chemtura Amends Terms of Sale of its Antioxidant and UV
Stabilizers Business to SK Capital Partners

PHILADELPHIA, Pa., January 25, 2013 – Chemtura Corporation (NYSE/EuroNext Paris: CHMT) today announced it has entered into an amended and restated asset purchase and contribution agreement with an affiliate of SK Capital Partners for the sale of its Antioxidant and UV Stabilizers business for $200 million. The terms now provide for approximately $97 million of cash payable at closing, the receipt of $9 million in preferred stock and the assumption of pension, environmental and other liabilities totaling approximately $93 million. The purchase price is subject to a post-closing net working capital adjustment. The transaction remains subject to customary closing conditions and is expected to close in the first quarter of 2013.

SK Capital is a leading investment firm with a disciplined focus on the specialty materials, chemicals and healthcare sectors. Their current portfolio generates over $6 billion in revenues and employs in excess of 4,000 people.

Chemtura Corporation, with 2011 sales of $3 billion, is a global manufacturer and marketer of specialty chemicals, agro chemicals, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

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Contacts

Investors:

Dalip Puri

Vice President, Investor Relations and Treasurer

203-573-2153

Media:

John Gustavsen

Manager, Corporate Communications

203-573-3224